SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2017

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
Concurrent with the filing of our Proxy Statement dated April 17, 2017, we are disclosing that
Ann F. Putallaz, Ph.D., will not stand for re-election to our Board of Directors due to age-related requirements as set forth in our By-Laws.
Our Chairman and Chief Executive Officer, W. Stancil Starnes, said, “Ms. Putallaz has been a key member of the Board during her tenure, which dates back to the inception of ProAssurance, as Medical Assurance, Inc. and Professionals Group merged. The expertise she brought to the Audit Committee, in particular, was vital to our compliance with emerging financial regulations during the financial crisis. We are indebted to her for her immensely valuable and dedicated service.”
The ProAssurance Board of Directors has nominated Katisha T. Vance, M.D., to replace
Ms. Putallaz on our Board. Dr. Vance is a board-certified oncologist / hematologist practicing at Birmingham Hematology and Oncology (d/b/a Alabama Oncology) in Birmingham, Alabama. She is also the President of the Jefferson County Medical Society. Dr. Vance received her M.D. degree from University of Alabama School of Medicine in Birmingham, Alabama, trained in internal medicine at Baptist Health System in Birmingham, Alabama, and completed a fellowship in medical oncology and hematology at the University of Alabama at Birmingham.
Mr. Starnes said, “Dr. Vance will bring new insights and a fresh viewpoint to our Board. Her position as a leader of organized medicine will provide deeper insights into the evolving environment in which many of our customers practice.”
Additionally, we are highlighting the fact that our Chairman and Chief Executive Officer,
W. Stancil Starnes is not standing for re-election to the Board of Directors of Infinity Property and Casualty Corporation (“Infinity”), as disclosed in a Current Report on Form 8K filed by Infinity on February 28, 2017. This will bring Mr. Starnes into compliance with “overboarding” guidelines set forth by certain proxy advisory agencies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 17, 2017

PROASSURANCE CORPORATION

By: /s/ Frank B. O'Neil
Frank B. O’Neil
Senior Vice President

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